Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Institutional Funds (formerly Scudder Institutional Funds) on Form N-1A (“Registration Statement”) of our report dated August 22, 2006 relating to the financial statements and financial highlights which appears in the June 30, 2006 Annual Report to Shareholders of Daily Assets Fund Institutional (formerly Scudder Daily Assets Fund Institutional), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 25, 2006